UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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WGNB CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WGNB CORP.
201 Maple Street
Carrollton, Georgia 30117

May 9, 2008

Dear Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of WGNB Corp. to be held on June 10, 2008, at 3:00 p.m., local time, at the Theatres of Carrollton located at 1135 Bankhead Highway, Carrollton, Georgia 30116. At the annual meeting, shareholders will be asked to elect directors, approve an amendment to our Articles of Incorporation and act upon such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.

It is important that your shares be represented at the meeting and voted in accordance with your wishes, regardless of the number of shares you hold. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card to Registrar and Transfer Company, who serves as WGNB Corp.’s transfer agent, in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting. The proxy card contains instructions on how to cast your vote.

Our culture and operating philosophy continue to be driven by our desire to benefit all of our stakeholders. We look forward to reviewing the events of the last fiscal year at the annual meeting.

Sincerely,

/s/ H.B. “Rocky” Lipham, III

H.B. “Rocky” Lipham, III
Chief Executive Officer

WGNB CORP.
201 Maple Street
Carrollton, Georgia 30117

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
to be held on June 10, 2008

To our Shareholders:

We hereby notify you that we are holding our 2008 Annual Meeting of Shareholders on June 10, 2008, at 3:00 p.m., local time, at the Theatres of Carrollton located at 1135 Bankhead Highway, Carrollton, Georgia 30116 for the following purposes:

1.	To elect five Class II directors to serve on our Board of Directors until the 2011 Annual Meeting of Shareholders;

2.	To amend WGNB Corp.’s Amended and Restated Articles of Incorporation, to:

(a) increase the number of authorized shares of WGNB Corp.’s common stock from 10,000,000 shares having a $1.25 par value per share to 20,000,000 shares having no par value (the “Common Stock”); and

(b) authorize the creation of 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”); and

3.	To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

These items and other matters relating to the meeting are more fully discussed in the proxy statement that accompanies this notice. Also accompanying this notice and proxy statement is a copy of WGNB Corp.’s 2007 Annual Report to Shareholders. We will be mailing this proxy statement and the accompanying form of proxy to our shareholders beginning May 9, 2008.

You can vote your shares of WGNB Corp. common stock if our records show that you were the owner of the shares as of the close of business on April 30, 2008, the record date for the annual meeting.

To assure your representation at the annual meeting, please vote. Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope. This will help ensure that your vote is counted. If you fail to return your card, your vote will not be counted, unless you attend the meeting and vote in person. You may revoke your proxy in the manner described in the proxy statement at any time before the proxy has been voted at the annual meeting.

By Order of the Board of Directors,

WGNB Corp.

/s/ H.B. “Rocky” Lipham, III

H. B. “Rocky” Lipham, III
Chief Executive Officer

Carrollton, Georgia
May 9, 2008

2

PROXY STATEMENT FOR
2008 ANNUAL MEETING OF SHAREHOLDERS
to be held on June 10, 2008

Questions and Answers
Regarding the Matters Presented and How You May Vote at the
Annual Meeting

Q: Where and when will the annual meeting be held?

A: The date, time and place of the meeting are:

Tuesday, June 10, 2008
3:00 p.m., local time
Theatres of Carrollton
1135 Bankhead Highway
Carrollton, Georgia 30116

Q: Why am I receiving these materials?

A: We sent you this proxy statement and the enclosed proxy card because our Board of Directors is asking for your proxy to vote your shares at our annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. You do not have to attend in order to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card. We first began mailing this proxy statement and the enclosed proxy card to our shareholders beginning May 9, 2008.

Q: Who pays for this solicitation?

A: We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. We intend to use the services of our transfer agent, Registrar and Transfer Company, to administer receipt and tallying of votes for the upcoming meeting. The cost for these services is not expected to be significant. We will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of our common stock.

Q: What am I voting on?

A: Two items.

First, a proposal to elect W. Thomas Green, Jr., Randall F. Eaves, Loy M. Howard, R. David Perry and J. Thomas Vance as Class II directors for a new three year term expiring in 2011. All of these nominees have indicated that they will serve as a director if elected. If the situation should arise, however, that any of these director nominees is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by our Board of Directors.

Second, a proposal to adopt an amendment to our Restated Articles of Incorporation to authorize 30,000,000 shares of capital stock comprised of: 20,000,000 shares of common stock, no par value per share and 10,000,000 shares of preferred stock, no par value per share, issuable in one or more series as our Board of Directors may determine in the future to be appropriate.

Q: Who can vote?

A: You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 30, 2008, the record date for the annual meeting. As of April 30, 2008, there were a total of 6,057,594 shares of our common stock outstanding and entitled to vote at the annual meeting. If you owned common stock on the record date, you have one vote per share for each matter presented at the annual meeting. The enclosed proxy card shows the number of shares you can vote. Our shareholders do not have cumulative voting rights nor is the election of directors or the proposed amendment to our Articles of Incorporation matters that give shareholders dissenters or appraisal rights.

Q: How do I vote?

A: You may vote your shares either in person by ballot or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy. The proxy card is self-addressed and has prepaid postage affixed to facilitate ease in return. Giving a proxy will not affect your right to vote your shares if you attend the annual meeting and want to vote in person - by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the Secretary of WGNB written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the nominees for director and FOR the amendment to our Restated Articles of Incorporation. We must receive your proxy prior to the annual meeting for your vote to count.

Q: What constitutes a quorum?

A: Voting can take place at the annual meeting only if shareholders owning a majority of the voting power of our common stock (that is a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 6,057,594 shares of common stock, $1.25 par value per share outstanding. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the annual meeting to proceed. A broker “non-vote” results from a situation in which a broker holding your shares in “street” or “nominee” name indicates to us on the proxy that you have not voted and the broker lacks discretionary authority to vote your shares.

Q: What vote of the shareholders will result in the matters being passed?

A: Election of Directors: Directors require a plurality of the votes cast in person or by proxy by the shareholders to be elected. A “plurality” means that the individuals with the largest number of favorable votes are elected as directors, up to the maximum number of directors to be chosen at the meeting. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote assuming a quorum is present or represented by proxy at the annual meeting. Cumulative voting will not be applicable to the election of directors at the meeting. A shareholder has the right to vote the number of shares owned in the election of each director. With respect to the election of the five directors to hold office for a term of three years, the nominees receiving the most votes, up to five, will be elected. If the proxy is marked to vote for the five directors as a group, one vote will be cast for each director for each share entitled to vote and represented by the proxy. If any shareholder wishes to vote for fewer than five directors, the shareholder may line through or otherwise strike out the name of any nominee.

Amendment to Articles of Incorporation: For all matters affecting our Articles of Incorporation, the affirmative vote of a majority of all shares of Common Stock issued and outstanding is required for approval. Shares not voted with respect to this matter (whether by abstention or broker non-vote) would have the effect of a vote cast against this proposal.

Approval of Other Matters: For purposes of any other vote occurring at the meeting, if a quorum is present, the proposal will pass if the votes cast “for” the action exceed the votes cast “against” the action unless otherwise required by Georgia law or our Articles of Incorporation or Bylaws. Shares not voted with respect to any such matters (whether by abstention or broker non-vote) will not be included in vote totals and will not impact the vote. As of the date of this proxy statement, we know of no matters other than the election of directors and the amendment to our Articles of Incorporation to be presented for action at the meeting.

Q: What does it mean if I get more than one proxy card?

A: If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. In addition, only a duly authorized person may sign a proxy on a shareholder’s behalf if that shareholder is a corporation, partnership, trust or other entity. If the shares of common stock represented by a proxy are registered in more than one name, each registered owner should sign the proxy. If an authorized person executes the proxy pursuant to a power of attorney or as an executor, administrator, trustee or guardian, the person should include his or her full title on the proxy and enclose a certificate or other evidence of appointment with the proxy when delivering it to the Secretary. Proxies that are not properly executed will not be effective.

Q: How does the Board recommend that I vote on the re-election of Messrs. Green, Eaves, Howard, Perry and Vance to the Board of Directors and on the proposal to amend the Articles of Incorporation?

A: Our Board of Directors unanimously recommends that shareholders vote FOR the re-election of each of these nominees to the Board as a Class II director at this year’s annual meeting and FOR the proposal to amend the Articles of Incorporation.

Q:  Where can I get a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007?

A: A copy of our 2007 Annual Report is being furnished along with this proxy statement. Copies of WGNB Corp.’s Annual Report on Form 10-K (and all amendments) that we have filed with the Securities and Exchange Commission will be provided free of charge upon written request to: Steven J. Haack, Corporate Secretary, WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112, or by telephone at (770) 830-2945. You may also download a copy of the Company’s Annual Report on Form 10-K from our website, www.wgnb.com.

If the person requesting the Annual Report on Form 10-K was not a shareholder on April 30, 2008, the request must include a representation that the person was a beneficial owner of our common stock on that date. Copies of any exhibits to the Annual Report on Form 10-K will also be furnished on request and upon payment of our expenses in furnishing the exhibits.

Q: Where is the Company’s common stock traded?

A: Our common stock is currently traded on the NASDAQ Capital Market under the trading symbol “WGNB”.

NOMINATION AND ELECTION OF DIRECTORS
(Proposal One)

The Board of Directors currently consists of twelve members and is divided into three classes, with the term of each class staggered so that in any given year approximately one-third of the total Board membership stands for re-election. On October 9, 2007, we voted to increase the size of the Board from eleven persons to twelve persons. Board members continue to be elected for a three-year term and serve until their successors are duly qualified and elected. The terms of our current Class II directors (including Loy M. Howard, who filled the vacancy created by the Board increase) will expire at the annual meeting. The terms of the current Class III and Class I directors will expire at the 2009 and 2010 annual meetings, respectively.

The persons named in the enclosed proxy will vote FOR the five nominees named below under “Nominees for Directors” as the five Class II Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class II directors. Each director is to hold office until the 2011 Annual Meeting of Shareholders and until his successor is duly qualified and elected.

The names and certain information concerning the persons to be nominated to become Class II directors by the Board of Directors at the meeting (and information regarding the current Class III and Class I directors which are not up for election at the meeting) are set forth below. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER “NOMINEES FOR DIRECTORS”. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding our directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

Nominees For Directors

The nominees for the Class II directors (each of whom is currently a director of WGNB Corp.) are:

W. Thomas Green, Jr.
Randall F. Eaves
Loy M. Howard
R. David Perry
J. Thomas Vance

Continuing Members of the Board of Directors

Class III directors, whose terms expire at the 2009 Annual Meeting of Shareholders, consist of Grady W. Cole, H. B. “Rocky” Lipham, III, and Mary M. Covington. Class I directors, whose terms expire at the 2010 Annual Meeting of Shareholders, consist of Wanda W. Calhoun, L. Richard Plunkett, Donald C. Rhodes and Thomas T. Richards.

Information as to Nominees, Other Directors and Executive Officers

The following table provides biographical information for each director, including each nominee for director, and executive officer of the Company. All of our executive officers are chosen by the Board of Directors and serve at the Board's discretion. Except as otherwise indicated, each individual has been or was engaged in his or her present or last principal occupation, in the same or a similar position, for more than five years.

Name	Age	Position with the Company and Principal Occupation
W. T. Green, Jr.	63
Mr. Green is our Chairman of the Board and has served as a director of the Company and the Bank since 1988. He is a 1966 graduate of the University of Georgia and is Chairman and CEO of Greenway Medical Technologies, a software company located in Carrollton, Georgia that designs computer software applications for healthcare providers. Mr. Green is past Chairman of the Tanner Medical Foundation and a former member of the Board of Trustees of the University of West Georgia Foundation. He is past President of the Carrollton Rotary Club and Sunset Hills Country Club.

Wanda W. Calhoun	48
Ms. Calhoun has served as a director of the Company and the Bank since December 2002. Ms. Calhoun is an elementary school teacher and has been employed by the Carroll County Board of Education since 1991. She holds both a bachelor and masters degree in education from the University of West Georgia. Ms. Calhoun currently serves on the Board of the LGA at Sunset Hills Country Club and is also a committee member for the University of West Georgia A-Day campaign.

Grady W. Cole	55
Mr. Cole has served as a director of the Company and the Bank since 1992. Mr. Cole is President and CEO of Carroll Realty and Insurance Company where he has been employed since 1978. He is a graduate of the University of Georgia with a BBA in Finance. Mr. Cole currently serves as a director of the Tanner Medical Foundation and is past director of the Carrollton Housing Authority, the Carrollton Rotary Club and the University of West Georgia Foundation. He is also a past director of the Carrollton City Schools Educational Foundation.

Mary M. Covington	60
Ms. Covington joined as a director of the Company and the Bank in connection with the July 1, 2007 completion of our merger with First Haralson Corporation. She holds the position of Vice Chairman of WGNB Corp. and the Bank and also serves as Executive Vice President of the Company and the Bank. Before the merger, she had been Executive Vice President of First National Bank of Georgia since 1991. She began working for First National in 1980, and served as its director since 1983. She also served as President of First Haralson Corporation since 1990. Ms. Covington graduated with a BA degree from Florida State University. She obtained post-graduate degrees from the Graduate School of Banking of the South at Louisiana State University as well as an MBA from the University of West Georgia. Ms. Covington is very active in the Community Bankers Association of Georgia and is presently the Chairman. She also serves on the boards of Tanner Medical Center, Carroll County Hospital Authority, Carroll Tomorrow Economic Foundation, Richards College of Business at the University of West Georgia, and the Community Foundation of West Georgia. She is a Trustee for the University of West Georgia Foundation.

Randall F. Eaves	56
Mr. Eaves joined as a director of the Company and the Bank in connection with the July 1, 2007 completion of our merger with First Haralson Corporation. He also serves as President of both the Company and the Bank. Mr. Eaves was employed with First National Bank of Georgia since 1974 and served as its director since 1987. He is a graduate of the University of West Georgia with a BBA in Business Administration and the Graduate School of Banking of the South at Louisiana State University. He is a director of the West Central Technical College Foundation. He is a member and past president of the Bremen Rotary Club and the Haralson County Chamber of Commerce. He is on the Board and is Secretary/Treasurer of the Georgia Bankers Association.

Loy M. Howard	48
Mr. Howard has served as a director of the Company and the Bank since 2007. Mr. Howard is President and CEO of Tanner Health System. He has been in healthcare administration since 1987. Mr. Howard is a certified public accountant with an MBA from the University of South Carolina, a BA in accounting from the University of West Florida and is a graduate of Leadership Georgia. Mr. Howard is the co-founder and current chairman of the Carroll Tomorrow Foundation and former chair of the Carroll County Chamber of Commerce and Oak Mountain Academy. He is a board member of the Georgia Chamber of Commerce and University of West Georgia Foundation.

H. B. Lipham, III	42
Mr. Lipham became a director of the Company in 2006 and in 2007 was named as its Chief Executive Officer and President. He joined the Bank in 1994 and was appointed to the Board of Directors and assumed the position of President of the Bank in 2004. In 2006, he was named Chief Executive Officer of the Bank. Mr. Lipham holds a BBA in Accounting from the University of West Georgia and is a graduate of the University of Georgia Banking School. Mr. Lipham serves on the Boards of Directors of the Tanner Medical Foundation, United Way of Douglas County, Carroll County Chamber of Commerce, Oak Mountain Academy, University of West Georgia Foundation, Carroll Tomorrow Foundation and Alice’s House Community Children’s Home. He is also a member of the Douglas County Chamber of Commerce and past chair of the University of West Georgia Annual A-Day Scholarship Drive. Professional organizations include the Board of Directors of the Community Bankers Association of Georgia, as well as membership in the Political Action Committee Board of the Georgia Bankers Association.

R. David Perry	67
Mr. Perry is a director of the Company and the Bank. He has been a director of the Company since 1984 and a director of the Bank since 1980. He is a retired pharmacist and graduated from the University of Georgia in 1962 with a BS in Pharmacy. Mr. Perry practiced pharmacy for twenty-five years and owned Perry’s Westside Pharmacy in Carrollton. After retiring from pharmacy, he served as interim Executive Director of the Carroll County Chamber of Commerce and training consultant for the University of West Georgia Continuing Education Department. In 1988, Mr. Perry was elected as sole Commissioner of Carroll County and later served as the Chairman of the Board of Commissioners of Carroll County. He also held elected positions as Chairman of the Democratic Executive Committee of Carroll County and member of the City of Carrollton Board of Education. He served as President of the Carrollton Jaycees and a member of Carrollton Kiwanis Club and Carrollton Rotary Club. He served on the Quorum Health Advisory Board, the State of Georgia Environmental Facilities Authority, the Chattahoochee Flint Development Authority, the City of Carrollton Zoning Board and the Recreation Commission. Mr. Perry is past Chairman of the Board of Directors of Tanner Medical Center, and a member of the Board of Directors of Systems and Methods, Inc., a computer software company.

L. Richard Plunkett	64
Mr. Plunkett has served as a director of the Company and the Bank since 1992. He is president of Plunkett & Associates, a money management and investment firm. He is a graduate of Brown University and received his MBA in Finance, from Georgia State University. He earned his Chartered Financial Analyst certification in 1973. Mr. Plunkett is a member of the Association for Investment Management and Research and the Society of International Business Fellows. He is a member of the Board of Trustees of the Michael C. Carlos Museum, Mercer University and the State Private Colleges and University Authority. He is also a board member of Live Oak Shelter and Kids Peace.

Donald C. Rhodes	62
Mr. Rhodes joined as a director of the Company and the Bank in connection with the July 1, 2007 completion of our merger with First Haralson Corporation. He had been employed with First National Bank of Georgia since 1999 as its Business Development Officer and served as its director since 1983. Beginning 1999, Mr. Rhodes served in the capacity of Chairman for First National Bank. Prior to joining First National Bank, Mr. Rhodes owned and operated City Lumber Company, Inc. from 1967 to 1998. He is a graduate of Auburn University with a BS in Business Administration. He is a member and past president of the Bremen Rotary Club and past Chairman and on the board of the Haralson County Development Authority. He has served on the Board of West Central Technical College.

Thomas T. Richards	67
Mr. Richards has served as a director of the Company and the Bank since 1984. He is a graduate of Georgia Institute of Technology with a BS in Industrial Management and earned his MBA from the Harvard Business School. He is the President of Richards Mortgage Servicing and is a member of the Board of Directors of Greenway Medical Technologies. He is also a board member of Live Oak Shelter, Tanner Medical Foundation and Community Foundation of West Georgia.

J. Thomas Vance	60
Mr. Vance has served as a director of the Company and the Bank since 1991. He graduated from the University of Georgia in 1968 with a BS in accounting. He is also a graduate of the University of Georgia School of Law and is a partner with the law firm of Tisinger Vance, PC where his practice concentrates in the areas of business, family, municipal and healthcare law. He serves as General Counsel to Tanner Medical Center, Greenway Medical Technologies, the Carroll County Board of Education and Systems and Methods. He currently serves on the board of the Georgia World Congress Center Authority, on the board of visitors of the Richards College of Business at the University of West Georgia and is a trustee of the University of West Georgia Foundation.

Steven J. Haack	48
Mr. Haack is Senior Executive Vice President, Chief Financial Officer and a director of the Bank and Secretary/Treasurer of the Company. He has been employed by the Bank as its Chief Financial Officer since January, 1995 and has served as Secretary/Treasurer of the Company since 1998. Mr. Haack holds a BBA in Accounting from Iowa State University and he has held senior management positions in banking since 1989. Prior to his banking career, he practiced as a Certified Public Accountant in Atlanta. He is the Chief Financial Officer and on the Executive Committee of Live Oak Shelter.

Robert M. Gordy	47
Mr. Gordy is Executive Vice President and Chief Credit Officer of the Bank. He joined the Bank in November 2005, bringing 26 years of banking experience. Prior to joining the Bank he worked for 22 years in various roles with a Synovus Financial Corp. affiliate in Carrollton, most recently serving as its Chief Credit Officer. Mr. Gordy holds a BBA in Business Administration from Columbus State University, and is a graduate of the Georgia Bankers Association Banking School and the GBA Commercial Lending School.

W. Galen Hobbs, Jr.	49
Mr. Hobbs is Executive Vice President of Commercial Lending of the Bank. He has been employed by the Bank in various capacities since 1991. Mr. Hobbs holds a BA in Economics from Hampden-Sydney College and an MBA from the University of West Georgia. He is a graduate of the Graduate School of Banking of the South at Louisiana State University. Mr. Hobbs is a member of the West Carrollton Enterprise Zone Committee and is a member of the Carrollton Rotary Club. He is also a board member of the University of West Georgia Alumni Association and on the advisory board of the Burson Center and member of the Small Business Committee of the Carroll County Chamber of Commerce.

CORPORATE GOVERNANCE

The Board of Directors has taken active steps to ensure that the Company is in full compliance with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), all implementing rules and regulations of the Securities and Exchange Commission (“SEC”), and the listing standards and Marketplace Rules of the NASDAQ Stock Market (the “NASDAQ Rules”), and to implement such non-obligatory corporate governance measures as are determined to be appropriate in light of the nature of our operations.

Attendance at Meetings and Board Committees

The Board of Directors conducts its business through the meetings of its Board and through activities of certain committees. The Board of Directors has determined that all of its current directors, except Messrs. Lipham, and Eaves and Ms. Covington, are “independent”, as that term is currently used in the NASDAQ Rules. Accordingly, the Board of Directors is comprised of a majority of independent directors as required by the NASDAQ Rules. In making its determination, the Board has concluded that none of the members deemed to be “independent” has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors meets quarterly on a regularly schedule basis and may have additional special meetings as circumstances require. During the fiscal year ending December 31, 2007, the Board of Directors met 13 times. No director attended fewer than 75% of the meetings of our Board of Directors held during the year ended December 31, 2007 or fewer than 75% of the meetings held by committees on which he or she served during such fiscal year.

Board Committees

In addition to our Executive Committee, the WGNB Corp. Board currently has, and appoints members to, an Audit Committee, an Executive Compensation Committee and a Nominating Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules (including, with respect to our Audit Committee, SEC Rule 10A-3(c)). The current members of these committees are identified below:

Director	Audit	Compensation	Nominating

W.T. Green, Jr. (Chair)
Wanda W. Calhoun		X	X
Grady W. Cole		X	X
Mary M. Covington
Randall F. Eaves
Loy M. Howard	X
R. David Perry	X	X
L. Richard Plunkett	X
Donald C. Rhodes			X
Thomas R. Richards	X
J. Thomas Vance		X
H.B. Lipham, III

Executive Committee. The Executive Committee acts on items requiring Board approval between meetings and coordinates the work of the other committees. Upon the recommendation of our Executive Compensation Committee (which is comprised solely of independent directors), the independent members of the Executive Committee also have final approval on all matters relating to the evaluation and compensation of our Chief Executive Officer and other executive officers. Our Executive Committee met 5 times during the 2007 fiscal year.

Nominating Committee. The function of the Nominating and Board Review Committee (“Nominating Committee”) is to select, screen and recommend to the Board nominees for election as directors, including any nominees proposed by shareholders who have complied with the notice procedures set forth in our Bylaws. The Nominating Committee also has ongoing responsibility for Board performance, ensuring individual Board member’s continuing commitment to the Board and our goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, shareholders, or other persons. The Nominating Committee has not paid fees to any third party to identify, evaluate, or to assist in identifying or evaluating, potential nominees, but is not prohibited from doing so, should it be determined necessary in the future. The Nominating Committee met 1 time during the 2007 fiscal year. The Nominating Committee operates under a written charter, a copy of which is available on our website www.wgnb.com.

Nomination Criteria. In its consideration of Board candidates, the Nominating Committee considers the following criteria: candidate’s knowledge of the banking business; involvement in community, business and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation. As to the makeup of the Board in general, age, diversity, size of the Board of Directors and regulatory obligations are additional considerations taken into account. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to WGNB during their term, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the Sarbanes-Oxley Act, SEC and NASDAQ Rules. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Nominating Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act, SEC and NASDAQ Rules, and the level of the candidate’s financial expertise. Candidates are interviewed by the Nominating Committee, and if approved, then by all other members of the Board. The full Board approves the final nomination(s) based on recommendations from the Nominating Committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Shareholder Nomination Procedures. The Nominating Committee will consider director candidates recommended by the shareholders. The Company’s Bylaws set forth procedures that must be followed by shareholders seeking to make nominations for directors. Generally, in order for a shareholder of the Company to make a nomination, he or she must give written notice to our Secretary so that it is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the shareholders in connection with the previous year’s annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year (or if the date of the annual meeting of shareholders was changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement), the notice must be received by us at least 150 calendar days prior to the date of the annual meeting. The shareholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the number of shares of WGNB’s common stock which are beneficially owned by such nominee; and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder; and (ii) the number of shares of WGNB’s common stock which are beneficially owned by such shareholder.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as a director of WGNB. The Nominating Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Executive Compensation Committee. The functions of the Executive Compensation and Management Succession Committee (“Executive Compensation Committee”) include the recommendation of compensation levels and officer titles for final approval by the independent directors serving on the Executive Committee and the review and facilitation of any management transition. The Executive Compensation Committee met 3 times during the 2007 fiscal year. The Executive Compensation Committee operates under a written charter, a copy of which is available on our website www.wgnb.com.

Audit Committee. The Compliance, Audit and Examination Committee (“Audit Committee”) reviews the internal accounting procedures of the Company and engages, consults with and oversees the services provided by our independent auditor. The Audit Committee met 12 times during the 2007 fiscal year. See Report of the Audit Committee for further information regarding this committee and its operations. The Audit Committee operates under a written charter, a copy of which is available on our website www.wgnb.com.

Executive Sessions of the Board

The Board has formally adopted a policy of meeting in executive session, with only independent directors being present, at regularly scheduled intervals. In practice, and during fiscal 2007, the independent directors met in executive session on at least a semi-annual or more frequent basis if needed. There were 2 executive sessions during 2007.

Codes of Conduct

The Board has approved and we have adopted a Code of Business Conduct and Ethics, applicable to all of our directors, officers and employees. This Code is available on our website, www.wgnb.com. The Board, or a committee of independent members, is responsible for reviewing and approving or rejecting all requested waivers to the Code, as such waivers may apply to any of our executive officers or directors. Any waivers will be disclosed on our website and on Form 8-K to the extent required by the NASDAQ Rules.

The Board has approved and we have adopted an additional Code of Ethics, applicable to our Chief Executive Officer and Chief Financial Officer, relating to dealings with WGNB’s auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website, www.wgnb.com. The Board, or a committee of independent members, is responsible for reviewing and approving or rejecting all requested waivers to the Code, as such waivers may apply to our executive officers or directors. Any waivers will be disclosed on our website and on Form 8-K to the extent required by the NASDAQ Rules.

Communications with the Board of Directors and Attendance at Annual Meeting.

The Board of Directors maintains an informal process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to WGNB Corp., Attention: Steven J. Haack, Corporate Secretary, P.O. Box 280, Carrollton, Georgia 30112. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy requiring them to do so, all of the members of the Board of Directors are encouraged to attend the annual meeting of shareholders. At the 2007 annual meeting, all but one of our directors were in attendance.

AUDIT COMMITTEE REPORT

The Board of Directors has appointed an Audit Committee consisting of Messrs. Thomas T. Richards, Chairman, Loy M. Howard, R. David Perry and L. Richard Plunkett, all of whom are financially literate and independent (as those terms are defined by NASDAQ Rules and SEC Rule 10A-3(c)). The Board of Directors has determined Mr. Richards to be the “audit committee financial expert” (as that term is defined in pertinent regulations).

Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of our independent accountants, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of disagreements between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.

In carrying out its role, the Audit Committee (i) makes such examinations as are necessary to monitor our financial reporting, our external audits and our process for compliance with laws and regulations, (ii) provides to the Board of Directors the results of our examinations and recommendation derived therefrom, (iii) proposes to the Board of Directors improvements in internal accounting controls, (iv) reviews the results and scope of the annual audit of our financial statements conducted by WGNB’s independent accountants, (v) reviews the scope of other services provided by our independent accountants, and (vi) provides to the Board of Directors such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

The Audit Committee also maintains a telephone “hotline” by which it can receive, on an anonymous and confidential basis, complaints regarding accounting, internal accounting controls and other auditing matters, including any concerns regarding questionable accounting, auditing or other matters that our employees, and non-employees, may have. Complaints may also be sent directly to the Audit Committee Chairman by means of postage-paid, pre-addressed envelopes which are made available at several locations in our offices.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. WGNB’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financials statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earning releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements.

The Audit Committee is authorized to engage and determine funding for independent counsel and other advisors it determines necessary to carry out its duties.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in WGNB’s Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. However, members of the Audit Committee are not employees of WGNB and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee also discussed with representatives of Porter Keadle Moore, LLP, our independent auditors for fiscal 2007, the overall scope and plans for their audit of WGNB’s financial statements for fiscal 2007. The Audit Committee met with Porter Keadle Moore, LLP, with and without our management present, to discuss whether any significant matters regarding internal controls over financial reporting had come to the auditors’ attention during the conduct of the audit, and the overall quality of our financial reporting.

The Chairman of the Audit Committee met with our Chief Executive and Chief Financial Officers to discuss their review of the Company’s disclosure controls and procedures and internal controls in connection with the filing of periodic reports with the SEC.

The Audit Committee reviewed with Porter Keadle Moore, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's financial statements, changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by SAS 61 (Communication with Audit Committees), as amended.

In addition, the Audit Committee has discussed with Porter Keadle Moore, LLP, their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Audit Committee considered, among other things, whether the services Porter Keadle Moore, LLP, provided to WGNB beyond their audit of the Company’s financial statements was compatible with maintaining Porter Keadle Moore, LLP’s independence. The Audit Committee also considered the amount of fees Porter Keadle Moore, LLP received for audit and non-audit services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

By the Audit Committee of the Board of Directors:

Thomas T. Richards, Audit Committee Chairman
Loy M. Howard, Audit Committee Member
R. David Perry, Audit Committee Member
L. Richard Plunkett, Audit Committee Member

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past year, First National Bank of Georgia (formerly West Georgia National Bank), as the Company’s subsidiary, has had banking transactions in the ordinary course of its business with its directors and officers on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with other unaffiliated customers. The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features and are in compliance with the Bank’s lending policies and statutory lending limits and applicable regulatory requirements.

We do not intend to enter into any transactions in the future with or involving any of our officers or directors or any members of their immediate family on terms that would be less favorable to us than those that would be available from unaffiliated third parties in arms-length transactions. We have established an Interested Director Transaction Approval Committee (the “Director Transaction Committee”) jointly with the Bank and delegated to this committee responsibility for reviewing and approving any transaction (other than banking transactions involving the Bank’s normal depository and loan services) involving the Company, the Bank and any director or officer (or member of that individual’s immediate family or other affiliate of the director or officer). The Director Transaction Committee is made up of 7 directors (2 independent directors from the WGNB Corp. Board and 5 independent directors from the Bank Board), each of whom qualify as a “disinterested director” under Georgia law and are “independent” as that term is defined under NASDAQ Rules. One member of the Director Transaction Committee is the Chairman of our Audit and Executive Committees. The Director Transaction Committee has the ultimate authority to evaluate and, where appropriate, approve any proposed transaction between the Company and a director, officer or related party of a director or officer. In approving a particular transaction, the Director Transaction Committee may consider all factors it deems necessary including the adequacy of the director’s or officer’s required disclosure, the effect the contemplated transaction could have on the ability of the Company to solicit and receive outside bids for similar services, the level of commitment the director or officer is willing to give to warrant or guarantee the goods or performance of services required under the transaction and the difficulty of the Company in enforcing its rights in the event of a dispute or default by the provider of goods or services under the transaction. For any transaction involving payments that would rise to the level where such transaction would be required to be reported under the securities laws, the Director Transaction Committee is required to perform a market check or solicit at least one competing bid for comparable products or services.

There were no transactions in 2007 (nor are any expected in the current year) with any of our directors, officers or other related parties that involved amounts that exceeded $120,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of common stock beneficially owned as of April 30, 2008 by each director and nominee for director, each of the executive officers of WGNB named in the “SUMMARY COMPENSATION TABLE,” all directors and executive officers as a group, and each person known by the Company to be a beneficial owner of more than five percent (5%) of the common stock. Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares of common stock listed

Name of Beneficial Owners[1]	Title	Common Stock Owned	Percent of Class

H. B. Lipham, III (a)	CEO and Director – Company CEO and Director – Bank	53,012	*

Wanda Calhoun (b)	Director	251,045	4.09%

Grady Woodfin Cole (c)	Director	64,569	1.05%

Mary M. Covington (d)	Executive Vice President and Vice Chairman – Company EVP and Vice Chairman – Bank	124,163	2.02%

W. T. (Tommy) Green, Jr. (e)	Chairman	103,179	1.68%

Randall F. Eaves (f)	President and Director – Company President and Director – Bank	148,647	2.42%

Loy M. Howard (g)	Director	2,800	*

R. David Perry	Director	81,944	1.33%

L. Richard Plunkett (h)	Director	15,225	*

Donald C. Rhodes (i)	Director	102,358	1.66%

Thomas T. Richards (j)	Director	285,427	4.64%

J. Thomas Vance	Director	28,589	*

* Less than 1%

1 Information relating to beneficial ownership of common stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes stock owned by spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal

Name of Beneficial Owners[1]	Title	Common Stock Owned	Percent of Class
Steven J. Haack (k)	Secretary and Treasurer – Company Senior Executive Vice President, CFO and Director – Bank	34,829	*

W. Galen Hobbs, Jr. (l)	Executive Vice President – Bank	23,239	*

Robert M. Gordy (m)	Executive Vice President – Bank	4,842	*

Louise Tyus Roberts Jewell (n) 2002 Bowdon Road Carrollton, Georgia		490,308	7.98%

All Executive Officers and Directors as a Group (16 persons) (0)		1,891,602	19.38%
_______________________

(a)
Includes 75 shares owned by Budding Tree Ltd. and 12,000 shares owned by Lipham Family Investments, which are controlled by Mr. Lipham, 1,420 shares owned jointly with his wife, 780 shares owned jointly with his father and 29,830 options which are currently exercisable.

(b)
Includes 15,765 shares owned by Ms. Calhoun’s minor children and 2,035 shares owned by her husband and 171,465 shares in the J. Whit Walker Testamentary Trust of which Ms. Calhoun is a trustee and 31,282 shares that are attributable to her in the KGW Family Limited Partnership of which she owns 49%.

(c)	Includes 382 shares owned by Mr. Cole’s minor children and 1,000 shares owned by his wife.

(d)	Includes 72,875 shares owned by the Hardy S. McCalman Jr. Credit Shelter Trust, of which Ms. Covington is a trustee.

(e)	Includes 4,800 shares owned by W. T. Green Jr. Family Limited Partnership of which Mr. Green is the general partner and 488 shares owned by his wife.

(f)	Includes 72,875 shares owned by the Hardy S. McCalman Jr. Credit Shelter Trust, of which Mr. Eaves is a trustee.

(g)	Mr. Howard was appointed to our Board of Directors effective October 9, 2007.

(h)	Includes 1,557 shares held by Mr. Plunkett as custodian for his minor children.

(i)	Includes 28,477 shares owned by Mr. Rhodes’ wife.

(j)	Includes 150 shares owned by Mr. Richards’ wife.

(k)	Includes 29,619 options which are currently exercisable.

(l)	Includes 18,560 options which are currently exercisable.

(m)	Includes 1,016 options which are currently exercisable.

(n)	Includes shares held personally and as executrix of the Estate of Oscar W. Roberts, Jr.

(o)	See notes (a) through (n) above.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and 10% shareholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and any exchange upon which the Company’s securities are listed. Executive officers, directors and 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% shareholders. The Company believes that during the fiscal year ending December 31, 2007, all of its executive officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

The Executive Compensation and Management Succession Committee (“Compensation Committee”) is responsible for establishing policies and otherwise discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the Chief Executive Officer and persons serving in supervisory positions over a particular officer or executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation and is responsible for administering all of our equity-based plans. All decisions with respect to executive and director compensation are first approved by the Compensation Committee and then submitted, together with the Compensation Committee’s recommendation, to the Executive Committee for final approval. In the case of compensation for our Chief Executive Officer, the Compensation Committee makes a recommendation to the Executive Committee and the independent members of that committee approve the appropriate compensation for our Chief Executive Officer. Our Board is kept apprised on a regular basis on actions taken with respect to executive compensation and provides input on such matters in executive sessions.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the Annual Report on Form 10-K for the year ended December 31, 2007 (incorporated by reference from this proxy statement) for filing with the Securities and Exchange Commission (SEC).

By the Compensation Committee of the Board of Directors:

R. David Perry, Compensation Committee Chair
Wanda W. Calhoun, Compensation Committee Member
Grady W. Cole, Compensation Committee Member
J. Thomas Vance, Compensation Committee Member

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve operating goals and rewarding them based on performance. Different programs are geared to short and long-term performance with the goal of increasing shareholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success in attaining key operating objectives. Compensation is based on growth of operating earnings and earnings per share, return on assets, satisfactory results of regulatory examinations, growth or maintenance of market share and long-term competitive advantage, which lead to attaining an increased market price for our stock. We promote asset growth and asset quality. We believe the performance of the executives in managing the Company, considering general economic and company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable. The price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Compensation and Process

Elements of compensation for our executives include: salary; bonus; stock incentive awards; 401(k) plan contributions; health, disability and life insurance; and perquisites. We also assumed and maintain obligations to provide deferred retirement benefits to two of our executives and one director who were former employees of First Haralson. Base salaries for our executives are initially established in formal employment agreements and are subject to upward adjustment annually based upon individual performance. The Compensation Committee typically meets in November and December of each year for the purpose of reviewing executive base salaries. At these meetings, our Compensation Committee also approves and adopts the management incentive plan for the new fiscal year. The Compensation Committee considers increases in the consumer price index, social security and independent bank-related salary surveys of peer groups.

Our Compensation Committee reviews the history of all the elements of each executive officer’s total compensation over the past several years and compares the compensation of the executive officers with that of the executive officers in an appropriate market comparison group comprised of other bank holding companies and financial institutions similar in size, market capitalization and other characteristics. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to all of the executive officers. The Compensation Committee also considers recommendations submitted by other persons serving in a supervisory position over a particular officer or executive officer. Such executive officers are not present at the time of these deliberations. The Compensation Committee then makes its formal recommendations to the Executive Committee (which includes our Chief Executive Officer) which then sets the final compensation for officers and executive officers. In the case of compensation for our Chief Executive Officer, the Compensation Committee also makes its formal recommendation to the Executive Committee and the independent members of that committee set the appropriate compensation for the Chief Executive Officer, who is not present during that portion of the meeting.

We choose to pay the various elements of compensation discussed in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for primarily long-term strategic goals, while considering short-term performance. The amount of each element of compensation is determined by or under the direction of our Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives set for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance of the Company;

•	performance of their management responsibilities;

•	whether an increase in responsibility or change in title is warranted; and

•	contribution as a member of the executive management team.

These factors assure alignment between our overall compensation and strategic objectives such as securing the potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and creating a cohesive team.

Our allocation between long-term and currently paid compensation is intended to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. We provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of bonus compensation to reward performance against specific short-term goals. We provide non-cash compensation to reward performance against specific objectives and long-term strategic goals. Our compensation package for fiscal 2007 ranges from 88% to 98% in cash compensation and 2% to 12% in non-cash compensation, including benefits and equity-related awards. We believe that this ratio is competitive within the marketplace and appropriate to fulfill our stated policies.

The following items of corporate performance are taken into account in setting compensation policies:

•	corporate earnings per our financial plan;

•	asset quality and loan portfolio management;

•	customer and shareholder satisfaction;

•	regulatory and corporate governance compliance; and

•	achievement of our strategic objectives.

Compensation Consultant

Our Compensation Committee periodically engages the services of a compensation consultant to advise them with respect to the compensation packages of our management group and our Board.

In the fall of 2002, we engaged the Silverton Bank (formerly Bankers Bank) to compile a study for the purpose of determining the appropriateness of our compensation relating to our stock option and profit-sharing plans and the methods of calculating base salary and bonuses. Our consultant was charged, among other things, with conducting a competitive assessment of our executive compensation. In addition to talking to members of our Compensation Committee, they also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. In preparing its analysis, the Silverton Bank reviewed our compensation policies against a peer group consisting of banking institutions comparable in size, complexity and performance ranking. Other than making a recommendation that the director fees be increased (which we implemented for our 2003 fiscal year), the Silverton Bank concluded that our compensation policy was reasonable and appropriate. Our Compensation Committee took their recommendations into consideration when setting base salaries for fiscal 2003 going forward and used them along with updated surveys from 2006 peer bank proxy statements as a basis to making changes to the bonus and equity components of executive compensation for fiscal 2007.

In 2005, we engaged Clark Consulting to perform an updated study for the same purpose. Again, executive management compensation and strategy was deemed appropriate. Director and committee fees, however, were increased based on recommendations from this study and a monthly retainer was implemented. These increases in director fees were comparable to other similarly situated publicly-traded bank holding companies.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Base Salary ($)		Bonus ($)		Option Awards ($)(a)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Deferred Compensation Earnings ($)(b)	All Other Compensation ($)(c)		Total ($)
H.B. Lipham III, CEO of WGNB Corp. and Bank	2007 2006	$ $	221,154 173,067	$ $	26,538 25,039	$ $	72,501 50,618	$ $	167,447 148,402		$ $	66,934 62,761	$ $	554,574 459,887

Randall F. Eaves, President of WGNB Corp. and Bank *	2007 2006		$90,000 -		$10,800 -		- -		$59,536 -	$106,967		$30,022 -		$297,325 -

Steven J. Haack, Secretary & Treasurer of WGNB Corp. and CFO of Bank	2007 2006	$ $	170,000 150,306	$ $	20,400 21,746	$ $	65,254 40,494	$ $	149,569 132,302		$ $	45,126 40,323	$ $	450,349 385,171

Mary M. Covington, Executive Vice President of WGNB Corp. and Bank *	2007 2006		$37,500 -		$4,500 -		- -		- -	$63,733		$197,900 -		$303,633 -

W. Galen Hobbs, Jr., Executive Vice President of Bank	2007 2006	$ $	133,500 127,700	$ $	16,020 18,476	$ $	29,330 19,351	$ $	67,791 58,766		$ $	23,145 30,881	$ $	269,786 255,174

Robert M. Gordy, Executive Vice President of Bank	2007 2006	$ $	133,500 115,000	$ $	16,020 16,638	$ $	21,994 3,656	$ $	64,086 41,244		$ $	28,055 17,839	$ $	263,655 194,377

* Joined WGNB Corp. and Bank effective July 1, 2007

(a)
See Note 13, “Stock Compensation Plans”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 31, 2008 for the relevant assumptions used to determine the valuation of our option awards.

(b)
Includes the change in pension value of amounts credited to the executive’s account for certain retirement benefits we assumed in the six month period following our merger with First Haralson Corporation. See the “Pension Benefits” table for additional information.

(c)
For 2007, amounts shown include: (i) matching contributions made under our 401(k) plan on behalf of the named executive officers as follows: Mr. Lipham - $26,558; Mr. Eaves - $13,472; Mr. Haack - $24,000; Ms. Covington - $4,125; Mr. Hobbs - $14,677; Mr. Gordy - $18,529; (ii) country club dues; and (iii) auto and gasoline allowances as follows: Mr. Lipham - $40,376; Mr. Eaves - $16,550; Mr. Haack - $21,126; Ms. Covington - $14,900; Mr. Hobbs - $8,468; Mr. Gordy - $9,526. The amounts for Mr. Lipham, Mr. Eaves, Mr. Haack and Ms. Covington include $24,150, $10,050, $14,400 and $9,600, respectively, in director fees received by them for their service on the Company’s and/or Bank’s Board of Directors. Included in Mr. Lipham’s director fees are fees received for participating on the Executive Committee and Executive Loan Committee. Included in Mr Eaves' and Ms. Covington's director fees are fees received for participating on the Executive Loan Committee. None of these directors receives fees for their involvement on any other Company or Bank Board committees. Ms. Covington received a $183,000 lump sum payment upon the closing of our First Haralson acquisition that represented a payment for the renegotiation of her then existing employment agreement with First Haralson. See Note 2, “Material Business Combination” in the Notes to Consolidated Financial Statements.

Base Salary

The Compensation Committee desires to establish salary compensation for our executive officers based on our Company’s operating performance relative to comparable peer companies over a three to five year period. In setting base salaries for fiscal 2007, we considered salaries paid to executive officers of other bank holding companies and other financial institutions similar in size, market capitalization and other characteristics. The Compensation Committee’s objective is to provide for base salaries that are competitive with the average salary paid by the Company’s peers. In making its recommendations, the Compensation Committee takes into account recommendations submitted by persons serving in a supervisory position over a particular officer or executive officer. The Compensation Committee’s recommendations are made to the Executive Committee who approves the compensation for the officers and executive officers. In the case of compensation for our Chief Executive Officer, the Compensation Committee also makes a recommendation to the Executive Committee and the independent members of that committee approve the appropriate compensation for our Chief Executive Officer who is absent from those discussions.

Bonus and Other Non-Equity Incentive Plan Compensation

Bonus Plans

Our executive officers participate in two bonus plans. We refer to them as the “profit sharing bonus plan” and the “formula-based executive bonus plan.” The profit sharing bonus is paid to all employees, including executives, upon the discretion of the Board of Directors. Should earnings of the Company be insufficient, the Board of Directors may elect to forego payment of the profit sharing bonus. Since its inception, however, the profit sharing bonus has been paid in December of each year. In determining the amount of profit sharing bonus to be paid we first establish a bonus dollar “pool” which is calculated by multiplying the Bank’s pretax profits by 8 percent less the matching contributions paid under our 401(k) plan. In allocating the total bonus dollar pool to our employees, we divide the bonus dollar pool by the total salaries of all participating employees and apply the percentage derived to each employee’s salary earned for the year. To qualify for a profit sharing bonus, an employee need only have been an employee and earned salary during the bonus calculation period. For our 2007 fiscal year, taking into account the above-described calculation, our eligible employees were to have been paid a profit sharing bonus in the amount of 10.38% of their annual salaries (not including any other incentive or bonus). Our Board of Directors, however, elected to pay a total of 12% of an eligible employee’s annual salary as the profit sharing bonus in recognition of the extraordinary efforts made by our staff with respect to the successful merger with First Haralson and subsequent conversion of the operating systems of WGNB Corp. and First Haralson. Profit sharing bonuses were paid in December 2007.

Our formula-based executive bonuses are conditioned upon satisfaction of a combination of stated Company performance objectives. The amount of such bonuses is determined by the Compensation Committee in accordance with these performance objectives, subject to ratification by the Executive Committee. Draws against projected bonuses are paid to executives on quarterly intervals during the first three quarters of the fiscal year with an additional draw against the projected bonus paid during December of that year. Any final amounts due an executive for bonus compensation are generally paid during February of the next fiscal year following completion of the Company’s audit for the preceding fiscal year end. As is the case with base salary, the independent members of the Executive Committee approve annual formula-based executive bonus compensation for our Chief Executive Officer based on the formula guidelines described below.

There are two types of performance criteria which are factored in the calculations used to determine the formula-based bonuses paid to executives: (i) a “corporate performance” calculation which is applicable to Mr. Lipham, Mr. Eaves, Mr. Haack and one executive officer who is not a named executive officer; and (ii) a “lending performance” calculation which is applicable to Mr. Hobbs, Mr. Gordy and one executive officer who is not a named executive officer. The corporate performance bonus calculation takes into account the following components: return on assets; CAMELS rating (a regulatory rating applicable to the banking industry); total asset growth; and three-year average diluted earnings per share growth. The lending performance bonus calculation takes into account the following components: our Community Reinvestment Act rating (a regulatory rating applicable to the banking industry); three-year average diluted earnings per share growth; loan growth; level of thirty-day past due loans; net charged-off loans; and the level of criticized and classified assets. The lending performance bonus calculation is positively impacted by a good CRA rating, diluted earnings per share growth and loan growth, but is negatively impacted by increased levels of past due loans, net charged-off loans and criticized and classified loans. If certain of the loan criteria are sufficiently negative, it is possible that no formula-based bonus will be paid the lending executives. Because those items also typically impact our earnings, poor performance under these loan criteria can negatively impact the bonuses based on corporate performance as well.

In designing the formula-based bonus plan, the Compensation Committee attempts to align the positive or negative impact that the stated performance criteria have on the formula-based bonuses paid to our executives with the positive or negative impact that these components have on shareholder return. These performance components are weighted individually in deriving an overall bonus factor which is then multiplied by our reported net earnings in determining the bonus amounts to be paid.

The bonus factors used in 2007 ranged from approximately 37% to 88% of salaries for individual executives. The formula-based bonus plan is typically more heavily weighted towards diluted earnings per share growth than any other single component of the calculation. During 2007, the Compensation Committee recommended, and the Board approved, that the standard bonus calculation be suspended and a stated bonus be paid based upon the successful completion of our merger with First Haralson Corporation.

Bonus Awarded

The following table sets forth the amounts earned by our named executive officers in 2007 as profit sharing and formula-based bonuses as well as the percentage of total base salary that these bonuses reflect.

Non-Equity Incentive Plan Compensation

Name and Principal Position	Profit Sharing Bonus ($)	Percent of Salary	Formula- Based Executive Bonus ($)	Percent of Salary
H.B. Lipham III, CEO	$26,538	12.00%	$167,447	75.72%

Randall F. Eaves, President	$10,800	12.00%	$59,536	66.15%

Steven J. Haack, CFO	$20,400	12.00%	$149,569	87.98%

Mary M. Covington, EVP	$4,500	12.00%	-	-

W. Galen Hobbs, Jr., EVP	$16,020	12.00%	$67,791	50.78%

Robert M. Gordy, EVP	$16,020	12.00%	$64,086	48.00%

Stock Option and Equity Incentive Programs

We believe that our stock option program should be the primary vehicle for offering long-term incentives and rewarding our executive officers. We also regard our stock option program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating the executive officers to manage our Company in a manner that is consistent with the interests of our Company and our shareholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs, we realize the importance of having the ability to utilize other forms of equity awards as we may deem necessary.

Stock Options Granted

We grant stock awards to our executive officers and have the ability to include key non-executive officers based upon their performance and the discretion of the Board. Each year the executive officers execute a stock option agreement to document the terms of the grant. The Compensation Committee has approved a calculation methodology for the annual granting of stock options to executives but retains the discretion to change the calculation methodology in the future. In determining the number of stock options awarded to our named executive officers and other eligible executive officers for a particular year, we first divide the amount that the individual earned for the immediately preceding fiscal year as a formula-based executive bonus by the weighted average share price for our Common Stock for the 90 days preceding the grant date. We then multiply that number by a factor of two. The following table shows the stock option awards made in 2007 (restated for stock splits) for eligible participants including our named executive officers.

Stock Options Granted

Name and Principal Position	2007
H.B. Lipham III, CEO	11,346

Randall F. Eaves, President	-

Steven J. Haack, CFO	10,212

Mary M. Covington, EVP	-

W. Galen Hobbs, Jr., EVP	4,590

Robert M. Gordy, EVP	3,442

Non-employee directors	-

Non-named executive officers	9,808

Non-executive officers	10,000

Total	49,398

Timing of Grants

Stock options awards for our executive officers are typically made on the date that the final draw of the formula-based executive bonus is approved which coincides with the completion of the Company’s year end audit. The exercise price of all stock options is based on the weighted average price of our Common Stock for the 90 days preceding the date of the grant as reported on the NASDAQ Capital Market.

Perquisites

Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that, other than with respect to Mr. Eaves, Ms. Covington and Mr. Rhodes as described below, we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Defined Contribution Plan

We maintain a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees subject to certain minimum age and service requirements. Our 401(k) plan allows employees to make voluntary contributions and provides for discretionary profit sharing and matching contributions by the Company. The assets of the 401(k) plan are held in trust for participants and are distributed upon the retirement, disability, death or other termination of employment of the participant. Our Board, in its discretion, determines the amount of any Company profit sharing contributions (currently 5% of the participants’ salary), and the amount of any matching contributions to be made based on participants’ 401(k) contributions (currently up to 6% of the participants’ salary).

Employees who participate in our 401(k) may contribute to their 401(k) account between 1% and 15% (in increments of 1%) of their compensation by way of salary reductions that cannot exceed a maximum amount that varies annually in accordance with the Internal Revenue Code. The Company also makes available to 401(k) plan participants the ability to direct the investment of their 401(k) accounts (including the Company’s matching contributions) in various investment funds.

In fiscal 2007, the Company contributed $267,948 in discretionary profit sharing contributions and $390,819 in matching contributions for a total of $658,767 in contributions to the 401(k) plan on behalf of all employees, including executive officers. These contributions were allocated to the matching contribution accounts in each participant’s 401(k) accounts. The Company’s contributions to each of the named executive officers are reflected in the “All Other Compensation” column of the above Summary Compensation Table. All of the Company’s named executive officers who had account balances under the 401(k) plan were 100% vested in their accounts except Mr. Gordy who is 40% vested. Participants’ interests in contributions allocated to their accounts vest over five years.

Other Items

Mr. Lipham, Mr. Eaves, Mr. Haack, Ms. Covington, Mr. Hobbs and Mr. Gordy received automobile allowances of $12,500, $6,500, $3,000, $5,300, $4,742 and $5,800, respectively, in 2007. All officers of the Company receive a position-appropriate gasoline allowance. The Company also pays the monthly country club dues for all of the named executive officers and certain other officers who are responsible for business development. The dues per officer range from $2,000 to $3,700 per year. All of these amounts are reflected in the “All Other Compensation” column of the above Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards	Closing Price of Common Stock on	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	($/Sh) (a)	Grant Date (a)	Value of Option Awards (S)(b)
H.B. Lipham III, CEO
Profit Sharing Bonus Plan			$26,538
Formula-Based Bonus Plan			$167,447
2003 Stock Incentive Plan	2/13/2007					11,346		$29.91	$32.39	$72,501

Randall F. Eaves, President
Profit Sharing Bonus Plan			$10,800
Formula-Based Bonus Plan			$59,536
2003 Stock Incentive Plan						-

Steven J. Haack, CFO
Profit Sharing Bonus Plan			$20,400
Formula-Based Bonus Plan			$149,569
2003 Stock Incentive Plan	2/13/2007					10,212		$29.91	$32.39	$65,254

Mary M. Covington, EVP
Profit Sharing Bonus Plan			$4,500
Formula-Based Bonus Plan			-
2003 Stock Incentive Plan						-

W. Galen Hobbs, Jr., EVP
Profit Sharing Bonus Plan			$16,020
Formula-Based Bonus Plan			$67,791
2003 Stock Incentive Plan	2/13/2007					4,590		$29.91	$32.39	$29,330

Robert M. Gordy, EVP
Profit Sharing Bonus Plan			$16,020
Formula-Based Bonus Plan			$64,086
2003 Stock Incentive Plan	2/13/2007					3,442		$29.91	$32.39	$21,994

(a)
The exercise price of the stock options that were awarded was $29.91 per share, the 90-day weighted average closing price immediately prior to the grant date of our Common Stock as reported on the NASDAQ Capital Market. The exercise price of our Common Stock on the grant date as reported by the NASDAQ Capital Market was $32.39.

(b)
See Note 13, “Incentive Stock Option Plan”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 31, 2008 for the relevant assumptions used to determine the valuation of our option awards.

The Compensation Committee granted stock options to the executive officers at a previously scheduled meeting, which was held on February 13, 2007. In keeping with our standard policy and practice, the exercise price of the stock options that were awarded was $29.91 per share, the 90-day weighted average closing price of our Common Stock immediately prior to the grant date as reported on the NASDAQ Capital Market. The options are exercisable 20 percent per year for five years from the date of grant and expire ten years from the date of grant. All options are intended to be qualified stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Option Exercise Price ($)	Option Expiration Date (b)
H.B. Lipham III, CEO	432		13.33	2/9/2009
	783		14.33	1/10/2010
	1,235		15.00	1/8/2011
	2,364		16.00	2/11/2012
	2,499		16.66	2/10/2013
	7,625		16.66	2/10/2013
	2,288	573	19.25	2/9/2014
	5,806	3,871	19.62	2/3/2015
	4,529	6,795	24.99	2/13/2016
	2,269	9,077	29.91	2/12/2017

Randall F. Eaves, President	-	-	-	-

Steven J. Haack, CFO	480		13.33	2/9/2009
	822		14.33	1/10/2010
	1,589		15.00	1/8/2011
	3,614		16.00	2/11/2012
	4,342		16.66	2/10/2013
	7,625		16.66	2/10/2013
	2,993	748	19.25	2/9/2014
	2,488	1,659	19.62	2/3/2015
	3,624	5,435	24.99	2/13/2016
	2,042	8,170	29.91	2/12/2017

Mary M. Covington, EVP	-	-	-	-

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Option Exercise Price ($)	Option Expiration Date (b)
W. Galen Hobbs, Jr., EVP	2,364		16.00	2/11/2012
	1,668		16.66	2/10/2013
	7,625		16.66	2/10/2013
	1,526	382	19.25	2/9/2014
	2,707	1,805	19.62	2/3/2015
	1,732	2,597	24.99	2/13/2016
	918	3,672	29.91	2/12/2017

Robert M. Gordy, EVP	327	491	24.99	2/13/2016
	688	2,754	29.91	2/12/2017

(a)	Options become exercisable five years after date of grant
(b)	The expiration date of each option occurs ten years after the date of grant of each option

Option Exercises

None of our named executive officers exercised any stock options during 2007.

Post-Employment Compensation

Retirement Benefits

We typically do not provide pension arrangements or post-retirement health coverage for our executives or employees. We are, however, required to continue Ms. Covington’s and Mr. Rhodes’ health coverage. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution up to 6% of the participant’s compensation that has been contributed to the plan and up to 5% of the participant’s compensation, in the Board’s discretion, as an additional Company contribution to the plan. All of our executive officers participated in our 401(k) plan during fiscal 2007 and received matching and additional Company provided contributions.

The following table presents selective retirement benefit information for 2007 for certain of our named executive officers and one of our directors:

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2007

Randall F. Eaves	Supplemental Executive Retirement Benefit Agreement	8.53	$933,479	$0

Mary M. Covington	Supplemental Executive Retirement Benefit Agreement	8.53	$686,989	$0

Donald C. Rhodes	Supplemental Executive Retirement Benefit Agreement	8.53	$431,570	$0

In connection with our acquisition of First Haralson Corporation, we assumed an obligation to provide retirement benefits to Mr. Eaves and Ms. Covington, two of our named executive officers, and Mr. Rhodes, one of our directors, as well as other First Haralson employees we acquired who were then beneficiaries, under a non-qualified deferred compensation plan (“Supplemental Executive Retirement Benefit Agreement’) maintained by First Haralson Corporation. All participants are fully vested.

Under the Supplemental Executive Retirement Benefit Agreement, when a participant retires, we will pay to the participant for life (and then to the surviving spouse the same benefit amount not to exceed 20 years in the aggregate) a fixed annual amount  (payable in equal monthly installments). The benefits, based upon seniority and position, range from $38,000 to $90,000 per year and are taxable to the participant. The normal retirement age for purposes of the Supplemental Executive Retirement Benefit Agreement is age 60 for Mr. Eaves, age 62 for Ms. Covington and age 64 for Mr. Rhodes. The benefits would similarly be payable (but would only commence upon reaching their normal retirement ages) in the event these participants were to be terminated without cause, voluntarily or as a result of his or her disability. In the event of death, the benefit payments would be payable to the participant’s beneficiary. In calculating present value for purposes of the above table, we used an FAS discount rate of 5.70% and the GAR-94 mortality table defined in IRS Revenue Ruling 2001-62. See also Note 14, “Supplemental Employee Retirement Plan”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 31, 2008 for additional information regarding this plan.

Non-qualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Employment Agreements

We have entered into formal employment agreements with each of our named executive officers.

Our employment agreements with Mr. Lipham, our Chief Executive Officer, Mr. Eaves, our President, and Mr. Haack, our Chief Financial Officer, each provide for severance benefits in certain instances, including severance benefits equal to the greater of (i) such executive’s base salary, target bonus and profit sharing bonus for the remainder of the employment term or (ii) one and one-half times his annual base salary, target bonus and profit sharing bonus based on the executive’s current base salary at the time of his termination, in the event the executive’s employment is terminated “without cause” or by the executive “with good reason” (each as defined in the respective employment agreement), together with fully-paid health insurance benefits for eighteen months. If such executive is employed on the date a “change in control” occurs or is terminated without cause in the twelve month period immediately preceding a “change in control” (as defined in the applicable employment agreement), he would also be entitled to severance pay as a result. In such instance, the executive would be entitled to an amount equal to two times his annual base salary (based on the greater of his base salary on the termination date or his base salary for the fiscal year immediately preceding the date of the change in control) plus two times his bonus and profit sharing bonus earned for the fiscal year which ended immediately preceding the termination date or date of the change in control. The severance payments referenced above are payable in lump sum, subject only to the execution by the executive of a general release in favor of the Bank and the Company. The initial term of Mr. Lipham’s employment agreement commenced effective as of May 9, 2006. His employment agreement provides for an initial term of one year with automatic renewals for additional terms of one year each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term. The initial term of Mr. Eaves’ employment agreement commenced effective July 1, 2007. His employment agreement provides for an initial term of three years with automatic renewals for additional terms of three years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term. The initial term of Mr. Haack’s employment agreement commenced effective August 8, 2005. His employment agreement provides for an initial term of three years with automatic renewals for additional terms of three years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term.

We have similar employment agreements with W. Galen Hobbs, Jr., an Executive Vice President of the Bank, and with Robert M. Gordy, Jr., an Executive Vice President of the Bank. These employment agreements similarly provide for severance benefits to the executives in certain instances, including severance benefits equal to the greater of (i) the executive’s base salary, target bonus and profit sharing bonus for the remainder of the employment term or (ii) one and one-half times his annual base salary, target bonus and profit sharing bonus based on his current base salary at the time of termination, in the event the executive is terminated without cause prior to a “change in control” (as defined in their respective employment agreements), together with fully-paid health insurance benefits for eighteen months. If the executive is terminated without cause in the twenty-four month period following a “change in control” (as defined in their respective employment agreements), the executive would be entitled to severance pay in the amount equal to twenty-four months of his annual base salary, target bonus and profit sharing bonus based on his base salary on the termination date, together with fully-paid health insurance benefits for eighteen months. All of the severance payments referenced above are payable in lump sum, subject only to the execution by the executive of a general release in favor of the Bank and the Company. The initial term of Mr. Hobbs’ employment agreement commenced effective July 11, 2005. Mr. Gordy’s employment agreement commenced effective January 2, 2007. Each of these employment agreements provides for an initial term of two years with automatic renewals for additional terms of two years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term.

We also have an employment agreement with Mary M. Covington, an Executive Vice President. Her employment agreement provides for severance benefits in certain instances. We are not permitted to terminate Ms. Covington for any reason other than cause. Upon an early termination as a result of a change in control or a termination of the agreement by Ms. Covington for good reason, in addition to any earned but unpaid base salary, vacation, and bonus, Ms. Covington will be eligible to receive the remainder of the salary and bonuses she otherwise would have received for the remainder of the term and for extended coverage under our group health plan until age 65. In the event of an early termination for cause, death or disability, Ms. Covington (or her estate) will receive any earned but unpaid base salary and vacation pay as well as any unpaid incentive bonus and/or profit sharing bonus for the immediately preceding year. A termination for cause would also entitle her to extended coverage under our group health plan until age 65. Ms. Covington’s employment agreement commenced July 1, 2007 and provides for a single term that expires December 31, 2009.

Had a change in control occurred during fiscal 2007 and/or had their employment been terminated on December 31, 2007, the named executive officers would have been eligible to receive the payments set forth in the table on the following page:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit (a)	Termination w/o Cause or for Good Reason Generally (and Not in Connection With a Change in Control) (b)	Termination w/o Cause following a Change in Control (c)	Termination for Cause, Voluntary Termination, Death or Disability (d)		Termination other than for Cause, Voluntary Termination w/o Good Reason, Death or Disability Within 12 Months Prior to a Change in Control (e)	Upon Change in Control (f)
H.B. Lipham III, CEO	Salary	$331,731	-	-		$442,308	$442,308
	Profit Sharing Bonus	39,807	-	-		53,076	53,076
	Formula-based bonus	251,171	-	-		334,894	334,894
	Health care continuance	7,184	-	-		-	-
	Stock options accelerated vesting	-	-	$25,397	(g)	-	25,397	(g)
		$629,893	-	$25,397	(g)	$830,278	$855,675	(g)

Randall F. Eaves, President	Salary	$450,000	-	-		$360,000	$360,000
	Profit Sharing Bonus	27,000	-	-		0	0
	Formula-based bonus	148,840	-	-		0	0
	Health care continuance	7,184	-	-		-	-
	Stock options accelerated vesting	-	-	-		-	-
	Total	$633,024	-	-		$360,000	$360,000	(g)

Steven J. Haack, CFO	Salary	$255,000	-	-		$340,000	$340,000
	Profit Sharing bonus	30,600	-	-		40,800	40,800
	Formula-based bonus	224,353	-	-		299,137	299,137
	Health care continuance	7,184	-	-		-	-
	Stock options accelerated vesting	-	-	$34,974	(g)	-	34,974	(g)
	Total	$479,953		$34,974	(g)	$679,937	$714,911	(g)

Mary M. Covington, EVP	Salary	$150,000	$150,000	-		-	-
	Profit Sharing Bonus	9,000	9,000	-		-	-
	Stated bonus	60,000	60,000	-		-	-
	Health care continuance	7,184	7,184	-		-	-
	Stock options accelerated vesting	-	-	-		-	-
	Total	$172,184	$172,184	-		-	-

W. Galen Hobbs, Jr., EVP	Salary	$200,250	$267,000	-		-	-
	Profit Sharing bonus	24,030	32,040	-		-	-
	Formula-based bonus	101,687	135,583	-		-	-
	Health care continuance	7,184	7,184	-		-	-
	Stock options accelerated vesting	-	-	$10,845	(g)	-	$10,845	(g)
	Total	$333,151	$633,024	$10,845	(g)	360,000	$10,845	(g)

Name	Benefit (a)	Termination w/o Cause or for Good Reason Generally (and Not in Connection With a Change in Control) (b)	Termination w/o Cause following a Change in Control (c)	Termination for Cause, Voluntary Termination, Death or Disability (d)	Termination other than for Cause, Voluntary Termination w/o Good Reason, Death or Disability Within 12 Months Prior to a Change in Control (e)	Upon Change in Control (f)
Robert M. Gordy, EVP	Salary	$200,250	$267,000	-	-	-
	Profit Sharing bonus	24,030	32,040	-	-	-
	Formula-based bonus	96,129	128,172	-	-	-
	Health care	7,184	7,184	-	-	-
	Stock options accelerated vesting	-	-	-	-	-
	Total	$327,593	$434,396	-	-	-

(a)	Calculations are based on the executive officer’s base salary in effect for 2007 and bonuses paid in 2007.

(b)
The employment agreements for Mr. Lipham, Mr. Eaves and Mr. Haack treat a termination by the executive for good reason in the same manner as a termination by the Company without cause. The employment agreements for Messrs. Hobbs and Gordy only address a termination by the Company without cause. The employment agreement for Ms. Covington does not permit a termination by the Company without cause but does address a termination by her for good reason.

(c)
The employment agreements for Mr. Lipham, Mr. Eaves and Mr. Haack provide special payments upon the date of a change in control event or upon a termination without cause or for good reason in the 12-month period prior to a change in control. For purposes of this table, we have assumed that Mr. Lipham, Mr. Eaves and Mr. Haack would no longer be employed following a change in control or that the employment agreements currently applicable would be replaced as a result. The employment agreements for Messrs. Hobbs and Gordy provide special severance only in the event there is a termination without cause in the 24 month period following a change in control. The employment agreement for Ms. Covington provides special severance only in the event there is a termination without cause in the 12 month period following the change of control.

(d)
The employment agreements for the named executive officers, with the exception of Ms. Covington, provide that amounts payable upon a termination for cause, voluntary termination without good reason, death or disability are limited to salary and bonuses that have accrued but not been paid. No additional payments would be due. Vesting for outstanding stock options is accelerated only in the event of the optionee’s death, disability, retirement (after age 60 with 25 years of service with us or after age 65 with no additional limitations) or upon a change in control. Amount reflected represents the difference between the exercise price of all options for which vesting would be accelerated and the $19.97 closing price of our Common Stock on December 31, 2007. Ms. Covington’s agreement provides for the following payments in the event she is terminated with cause, or as a result of death or disability: (i) any earned but unpaid base salary and vacation pay and (ii) any unpaid incentive bonus and/or profit sharing bonus for the immediately preceding year. A termination for cause would also entitle her to extended coverage under our group health plan until age 65.

(e)
The employment agreements for Mr. Lipham, Mr. Eaves and Mr. Haack treat a termination for any reason other than cause, disability, death or voluntary termination without good reason in the 12-month period preceding a change in control the same as the change in control event itself.

(f)(g)
Vesting for outstanding stock options is accelerated only in the event of the optionee’s death, disability, retirement (after age 60 with 25 years of service with us or after age 65 with no additional limitations) or upon a change in control. Amount reflected represents the difference between the exercise price of all options for which vesting would be accelerated and the $19.97 closing price of our Common Stock on December 31, 2007.

DIRECTOR COMPENSATION

Name (a) (b)	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
W. T. Green, Jr., Chairman	39,600		39,600
Wanda W. Calhoun	15,750		15,750
Grady W. Cole	25,575		25,575
Loy M. Howard (c)	4,800		4,800
R. David Perry	29,425		29,425
L. Richard Plunkett	19,575		19,575
Donald C. Rhodes (d)	16,050	19,643	35,693
Thomas T. Richards	30,425		30,425
J. Thomas Vance	26,600		26,600

(a)
Director fees for Mr. Lipham and Mr. Eaves and Ms. Covington who joined our Board effective July 2, 2007 have been excluded from this table as they are reported in the Summary Compensation Table under the “All Other Compensation” column.

(b)
We do not make stock awards to our directors as part of their compensation package. However, directors may elect to receive cash fees earned for service on the Board and various committees in stock. In 2007, no director elected to receive stock in payment for earned fees.

(c)	Mr. Howard joined our Board effective October 9, 2007.

(d)
Mr. Rhodes joined our Board effective July 2, 2007. Includes the change in pension value of amounts credited to his account for certain retirement benefits we assumed in the six month period following our merger with First Haralson Corporation. See the “Pension Benefits” table for additional information.

Overview of Compensation and Procedures

We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;

•	survey data collected by our human resources department or from third-party consultants; and

•	information obtained directly from other companies.

In the fall of 2002, we also requested competitive data from the Silverton Bank (formerly the Bankers Bank), our compensation consultant. Based upon specific recommendations from Silverton Bank, we changed our non-employee compensation structure beginning in our 2003 fiscal year. In 2005, we engaged Clark Consulting to perform an updated study regarding management and director compensation. Director and committee fees were increased based on recommendations from this study and a monthly retainer was implemented. These increases in director fees were comparable to other similarly situated publicly traded bank holding companies.

Our directors receive compensation in the form of fees for services performed as directors and members of various committees. Prior to March 2008, directors received $300 per month as a retainer and were paid an additional $900 for each board meeting attended. Directors who served on the various committees were paid fees ranging from $100 to $250 per meeting depending on the particular committee involved. The Audit Committee chairman received $350 per month and Audit Committee members received $300 per month regardless of the number of meetings held. The Chairman of the Board also received a flat fee of $3,000 per month in addition to compensation he received for retainer and supplemental board meetings. In February 2008, the directors agreed to reduce all of their fees for Board and Committee membership by 25% commencing March 2008 until further notice.

Compensation Committee Interlocks and Insider Participation

All compensation decisions made during fiscal 2007 were made exclusively by the independent directors serving on the Executive Committee, following recommendation by the Compensation Committee, with respect to our Chief Executive Officer, executive officers and other officers. When making its recommendations to the Executive Committee as to officers and executive officers other than our Chief Executive Officer, the Compensation Committee considered the recommendations made by the Chief Executive Officer and various supervisors of the officers and executive officers whose compensation was being considered.

The members of the Executive Committee during fiscal 2007 were Messrs. Green, Perry, Richards, Vance and Lipham (and Mr. Willis who resigned from our Board effective July 2007 in connection with the closing of our merger with First Haralson Corporation), none of whom were officers or employees of WGNB or any of our subsidiaries during fiscal 2007 or any prior year, with the exception of Mr. Lipham, who serves as our Chief Executive Officer. Mr. Lipham was not present for discussion and voting on matters affecting his compensation.

The members of the Compensation Committee during fiscal 2007 were Messrs. Perry, Cole, Vance, and Ms. Calhoun, none of whom were officers or employees of WGNB or any of our subsidiaries during fiscal 2007 or in any prior year.

AMENDMENT OF THE ARTICLES OF INCORPORATION
(Proposal Two)

On April 7, 2008, our Board of Directors approved an amendment, subject to shareholder approval, to WGNB Corp.’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 and to authorize the creation of 10,000,000 shares of Preferred Stock, each class having no par value per share. We currently have authorized capital stock of 10,000,000 common shares having $1.25 par value per share and approximately 6,057,594 shares of Common Stock are outstanding as of the Record Date. The Board believes that the increase in authorized common shares and the authorization of Preferred Stock would provide the Company greater flexibility with respect to its capital structure for such purposes as additional equity financing, and stock based acquisitions. We anticipate that the Preferred Stock will be designated into one or more series as deemed appropriate by our Board in the future. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL TWO.

Text of Amendment

“Article IV of the Articles of Incorporation of the Company hereby is amended by deleting such article in its entirety, and inserting in lieu thereof the following:

IV.
SHARES

4.1
Authorized Shares. The total number of shares which the Company is authorized to issue is 30,000,000, consisting of 20,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

4.2
Issuance of Preferred Stock. The Board is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.”

Creation of Preferred Stock

The amendment to WGNB Corp.’s Restated Articles of Incorporation will create 10,000,000 authorized shares of Preferred Stock, the creation and issuance of which is authorized in advance by the shareholders and the terms, rights and features of which are determined by the Board of Directors of the Company upon issuance. The authorization of such Preferred Stock would permit the Board of Directors to authorize and issue Preferred Stock from time to time in one or more series.

Subject to the provisions of our Articles of Incorporation and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and constituting of any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the shareholders. The Board of Directors would be required to make any determination to issue shares of Preferred Stock based on its judgment as to the best interests of the Company and its shareholders. The amendment to our Restated Articles of Incorporation would give the Board of Directors flexibility, without further shareholder action, to issue Preferred Stock on such terms and conditions as the Board of Directors deems to be in the best interests of the Company and its shareholders.

The amendment will provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its Common Stock, as it will allow Preferred Stock to be available for issuance from time to time and with such features as determined by the Board of Directors for any proper corporate purpose. It is anticipated that such purposes may include the issuance of Preferred Stock for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible Preferred Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of Preferred Stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuance could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of Preferred Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to shareholders generally.

While the amendment may have anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the amendment outweighs any disadvantages. For example, we are required to meet certain capital adequacy requirements under federal and state banking regulations. To the extent continued downturns in the economy affect the strength of our balance sheet, we need to have a mechanism for raising additional capital in a speedy and efficient manner or face adverse consequences. Having authorized Preferred Stock would allow our Board to conduct one or more registered or unregistered offerings to raise needed capital without the need to call a special meeting of our shareholders to authorize such issuances. The ability to determine the rights and preferences of a given series of Preferred Stock on a case-by-case basis also allows the Board great flexibility in determining such things as, whether the stock would be redeemable by us at a given date or convertible into shares of our Common Stock. Further, to the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the shareholders’ interests.

Increase In Authorized Common Stock

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current shareholders’ percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

As of the Record Date, a total of 6,057,594 shares of the Company’s currently authorized 10,000,000 shares of Common Stock are issued and outstanding. The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further shareholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could similarly have a number of effects on the Company’s shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed, that may have material anti-takeover consequences. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Porter Keadle Moore, LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2008. Porter Keadle Moore, LLP has audited the Company's financial statements since 1995. A representative of Porter Keadle Moore, LLP will not be present at the meeting to respond to any questions or to make a statement on behalf of his firm. During the last two fiscal years, the Company paid Porter Keadle Moore, LLP fees as follows:

Audit Fees. The aggregate fees billed by Porter Keadle Moore, LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such fiscal years were $136,135 and $83,899, respectively.

Audit-Related Fees. The aggregate fees billed by Porter Keadle Moore, LLP for assurance and related services that were reasonably related to the audit (including services related to benefit plan audits) of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 were $11,000 and $10,500, respectively.

Tax Fees. The aggregate fees billed by Porter Keadle Moore, LLP for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 and December 31, 2006 were $24,150 and $11,850, respectively.

All Other Fees. There were no other fees billed by Porter Keadle Moore, LLP or paid by the Company for services rendered to the Company, other than the services described above for the fiscal years ended December 31, 2007 and December 31, 2006.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by any member to whom the Audit Committee has delegated such authority. All of the fees paid to Porter Keadle Moore, LLP in each of the categories described above were pre-approved by the Audit Committee.

OTHER MATTERS
Solicitation of Proxies

We will solicit proxies for the meeting by mail. We will bear the cost of preparing, assembling, printing, mailing and soliciting proxy solicitation materials. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. We intend to use the services of our transfer agent, Registrar and Transfer Company, to administer receipt and tallying of votes for the upcoming meeting. The cost for these services is not expected to be significant. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding proxy solicitation materials to the beneficial owners of common stock held of record by them.

Transaction of Other Business at the 2008 Annual Meeting

At this time, the Board of Directors does not know of any matters to be presented for action at the 2008 Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the persons who are named in the proxies will vote the shares represented by effective proxies in their discretion.

Shareholder Proposals for the 2009 Annual Meeting

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2009 annual meeting of stockholders, you must submit the proposal to our secretary no later than 120 days before the first anniversary of the date we mailed this proxy statement (which would be January 9, 2009), or if the meeting date has changed by more than 30 days from the date of this year’s meeting, you must submit your proposal a reasonable time period before we begin to print and send our proxy materials for our 2009 annual meeting. In addition, if you desire to bring business (including director nominations) before our 2009 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our secretary no later than 120 days before the first anniversary of the date we mailed this proxy statement (which would be January 9, 2009); provided, however, that in the event that the date of the 2009 annual meeting is advanced or delayed by more than 30 days from the date contemplated at the time we mailed this proxy statement, notice must be delivered no later than 150 days prior to the date of the 2009 annual meeting. For additional requirements, shareholders should refer to our Bylaws, article IV, section 1, a current copy of which may be obtained from our secretary. If we do not receive timely notice pursuant to our bylaws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8. The proxy solicited by the Board of Directors for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals that are considered untimely.

Incorporation by Reference of this Proxy Statement

The Audit Committee Report and the Report of the Compensation Committee in this proxy statement shall not be deemed to be incorporated by reference into any report, statement or other filing made by us with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, or in any related prospectus, that incorporates this proxy statement by reference, in whole or in part, notwithstanding anything to the contrary set forth therein.

Availability of Form 10-K

Upon written request, we will provide, without charge, to shareholders that are entitled to receive this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC (including all amendments, the financial statements and related schedules, but not including the exhibits thereto, which will be provided upon written request at the shareholder’s expense). Requests for copies should be directed to Steven J. Haack, Corporate Secretary, at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112, or by telephone at (770) 830-2945. A shareholder may also download a copy of the Company’s Annual Report on Form 10-K from the Company’s website, www.wgnb.com.

Other Available Information

WGNB is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Shareholders may inspect and copy such reports, proxy statements and other information at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Shareholders may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the SEC through the EDGAR system.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it to us. The proxy is self-addressed and has prepaid postage affixed to facilitate its return. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

WGNB Corp.

/s/ H.B. “Rocky” Lipham, III

H. B. Lipham, III
Chief Executive Officer

May 9, 2008

FORM OF PROXY
WGNB CORP.

The undersigned hereby appoints Wanda W. Calhoun, Donald C. Rhodes and H. B. Lipham, III, or any one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of common stock, $1.25 par value per share, of WGNB Corp. owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Shareholders of WGNB Corp. to be held on June 10, 2008 at 3:00 p.m., local time, at the Theatres of Carrollton located at 1135 Bankhead Highway, Carrollton, Georgia 30116 and any adjournments thereof for the following purposes:

1. (a) FOR ALL NOMINEES ______WITHHOLD ALL NOMINEES _____ for election, by the holders of common stock of WGNB Corp. (Proposal One):

☐	W. Thomas Green, Jr.
Randall F. Eaves
Loy M. Howard
R. David Perry
J. Thomas Vance

Instructions:	To withhold authority to vote for any individual nominee, place an X in the box on the left and strike a line through the name of any nominee(s) listed above.

2. Approval of the Articles of Amendment to WGNB Corp.’s Amended and Restated Articles of Incorporation, to: (a) increase the number of authorized shares of WGNB Corp.’s common stock from 10,000,000 shares having a $1.25 par value per share to 20,000,000 shares having no par value (the “Common Stock”); and (b) authorize the creation of 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”):

FOR    ☐  AGAINST    ☐  ABSTAIN    ☐

3. To transact such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL ONE AND “FOR” APPROVAL OF THE AMENDMENT LISTED IN PROPOSAL TWO IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WGNB CORP.

Dated:______________, 2008

Signature

Print Name:

Address:

Number of Common Shares Voted:

Please mark, date and sign this Proxy and deliver it to any of the above-named proxies whether or not you plan to attend the meeting. You may revoke a previously delivered Proxy at any time prior to the meeting.